INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of AmeriKing, Inc. on Form S-1 of our reports dated March 12, 1996, October 10, 1995, and May 18, 1996, appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the headings "Selected Consolidated Financial Information" and "Experts" in such Prospectus.



/s/ Deloitte & Touche LLP

    DELOITTE & TOUCHE LLP


June 4, 1996
Chicago, Illinois